Exhibit 99.3

TRADING DATA

The following table sets forth all transactions in the Common Stock of the Issuer effected by the Politan Funds since the filing of the Initial 13D. Except as otherwise noted below, all such transactions were purchases or sales of shares of Common Stock effected in the open market, and the table excludes commissions paid in per share prices.

Trade Date	Expiration Date	Buy/Sell	No. of Shares/ Quantity	Unit Cost/ Proceeds	Security
9/14/23	9/14/2026	Buy	171,394	$50.8084	Physically settled swap
9/14/23	3/9/2026	Sell	(171,394)	$50.8084	Cash-settled swap
9/14/23	N/A	Buy	19,782	$50.8160	Common Stock
9/15/23	9/14/2026	Buy	169,087	$51.4256	Physically settled swap
9/15/23	3/9/2026	Sell	(169,087)	$51.4256	Cash-settled swap
9/18/23	9/14/2026	Buy	216,109	$50.8673	Physically settled swap
9/18/23	3/9/2026	Sell	(216,109)	$50.8673	Cash-settled swap
9/18/23	9/14/2026	Sell	(728,415)	$51.0219	Physically settled swap
9/18/23	N/A	Buy	728,415	$51.0219	Common Stock
10/18/23	N/A	Buy	59,000	$50.7773	Common Stock